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                                                                       EXHIBIT 5



                                  June 27, 2000

Stryker Corporation
P.O. Box 4085
Kalamazoo, Michigan  49003-4085

Dear Sirs:

         We refer to the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to be filed by Stryker Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the proposed issuance by the Company of up to 343,000 shares (the "Shares") of the Company's Common Stock, par value $.10 per share, to be issued pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 1, 2000 among the Company, IGT Acquisition Co., a Colorado corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and Image Guided Technologies, Inc. ("IGT"). The Merger Agreement provides for the merger of Merger Sub with and into IGT, as a result of which IGT will become a wholly owned subsidiary of the Company.

         We have examined the originals or certified photostatic or facsimile copies of such records and other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the legal capacity of all natural persons, genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. In examining agreements executed by parties other than the Company and Merger Sub, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery of such documents and the validity and binding effect thereof. As to various questions of fact material to the opinion rendered herein, we have relied upon the representations in the documents examined by us and upon certificates of public officers and officers of the Company.

         Based upon our examination mentioned above, subject to the assumption and qualifications stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that, upon issuance of the Shares in accordance with the provisions of the Merger Agreement, the Shares will have been validly issued and will be fully paid and nonassessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statement under the heading "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                                         Very truly yours,

                                         /s/ WHITMAN BREED ABBOTT & MORGAN LLP